DIRECTOR COMPENSATION POLICY
TABLE OF CONTENTS

I.	Purpose:	1
II.	Scope:	1
III.	Policy Statement:	1
	A. Board and Meeting Fees:	1
	B. Maximum Fees:	2
IV.	Administration:	2
	A. Roles and Responsibilities:	2
	B. Governance:	2
	C. Exception Management/Policy Interpretations:	2
V.	Applicable Laws and Regulations:	3
VI.	Related Policies; Procedures:	3
VII.	Policy History Log:	3

Director Compensation Policy	October 24, 2014

Director Compensation Policy

I.	Purpose:

The purpose of this policy is to set forth the compensation to be paid to the Board of Directors in 2015. The Travel and Public Relations Policy and Director’s Addendum to the Travel and Public Relations Policy set forth the circumstances under which the Bank will reimburse Directors for certain expenses incurred while on Bank business.
The goal of the Policy is to appropriately compensate the Directors for actual attendance and participation at the meetings of the Board of Directors and the committees of the Board and also for work performed on behalf of the Board of Directors and the Bank apart from such meetings.
The 2015 Director compensation set forth in this Policy, which is unchanged from the compensation paid in 2014 (as set forth in the Director Compensation Policy adopted by the Board in December 2013), was determined after a review of a comparative compensation study conducted by a third party with expertise in the compensation of directors (McLagan “Directors Compensation Analysis,” June 2013), as well as a review of the compensation paid to directors of other Federal Home Loan Banks in 2014.

II.	Scope:

This policy applies to all Directors of the Bank.

III.	Policy Statement:

A.	Board and Meeting Fees.

A fee of $8,500 per meeting shall be paid to all Directors who attend all or part of a meeting of the Board of Directors, except that a fee of $9,450 per meeting shall be paid to the chairs of all committees and to the vice chair of the Board and a fee of $11,250 per meeting shall be paid to the chair of the Board. This fee shall also be provided to any person elected by the Board to serve as chairman pro tempore or to the vice chair if the vice chair presides for an entire meeting of the Board. There are eight regularly scheduled meetings in 2015.
A fee of $2,250 per meeting shall be paid to all committee members, including ex officio members, who attend all or any part of any meeting of a committee of the Board.
A fee of $1,500 per meeting shall be paid to any Director for participation in telephonic conference call meetings or when participating by telephone for all or any part of a meeting in which the Director would be entitled to receive a meeting fee for in-person attendance at such meeting.
Fees shall be paid per meeting. For example, if a Board meeting and committee meeting occur on the same day, a separate fee shall be payable for attendance at each meeting. Additionally, in the case of a multi-day meeting, a separate fee shall be payable for each day's attendance at the same meeting.

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In the event that inclement weather prevents the occurrence of a planned meeting of the Board or one of its committees, the Directors shall be entitled to receive the applicable meeting fee called for in the Policy, minus any fees received if an in-person meeting is changed to a telephonic meeting.

B.	Maximum Compensation.

The maximum director compensation for 2015 shall be as follows:

	Maximum Fees	Maximum Spouse/guest expenses*	Total Maximum Compensation
Chair	$85,000	$2,000	$87,000
Vice Chair	$72,500	$2,000	$74,500
Committee Chairs	$72,500	$1,000**	$73,500**
Other Directors	$65,000	$1,000**	$66,000**

*Costs paid/reimbursed by the Bank related to the attendance by a director’s spouse/guest at certain Bank or FHLBank System events, consistent with the Directors Addendum to the Travel and Public Relations Policy, which provides that such amounts are taxable perquisites, absent unusual circumstances.
**Directors who attend meetings of the Council of FHLBanks as a substitute for the Chair or Vice Chair may receive reimbursement for spouse/guest expenses relating to attendance at such meetings, even if such reimbursement, when combined with other spouse/guest expenses, would exceed these maximums.

IV.	Administration:

A.	Roles and Responsibilities

(1)	Owner. The General Counsel shall be the owner of this Policy, responsible for maintaining this Policy.

(2)	Authorized Approver. The Board of Directors of the Bank shall be authorized to approve all changes to this Policy.

B.	Governance

(1)
Re-Adoption Frequency. The Governance/Government Relations Committee shall annually review this policy and shall submit its recommendation to the Board. The Board shall consider the recommendations of the Governance/ Government Relations Committee and shall approve the policy no later than required to allow for submission, review and approval of the Director of the Federal Housing Finance Agency (FHFA), if required, to ensure that directors are paid timely for the first regularly scheduled meeting of the Board in which the policy shall apply.

(2)	Review Frequency: The Owner of this Policy is expected to review this Policy annually.

C.	Exception Management/Policy Interpretations

The Board is authorized, in its sole discretion, to interpret the provisions of the policy and to address situations not anticipated or covered by this policy as it determines to be appropriate,

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consistent with the requirements set forth in the regulations promulgated by the Federal Housing Finance Agency, if any.

V.	Applicable Laws and Regulations:

The following provisions of the Federal Home Loan Bank Act and FHFA Regulations are applicable to this Policy:

•	12 CFR Part 1261.20 - 24

VI.	Related Policies; Procedures

The following Bank policies cover subject matter that is related to this Policy:

•	Travel and Public Relations Policy

•	Directors Addendum to the Travel and Public Relations Policy

VII.	Policy History Log:

Date Approved	Purpose	Author	Approved by
12/16/2011	Annual Review	J. Authur	Board
12/21/2012	Annual Review and Policy reformatting into new format	J. Authur	Board
12/20/2013	Annual Review; incorporating compensation adjustments based on revised McLagan study	C. Pratt	Board
10/24/2014	Added language regarding purpose and methodology. Changed “maximum fee” provision to “maximum compensation,” and added a cap on spouse/guest expenses.	C. Pratt	Board

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